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                        DELAWARE GROUP PREMIUM FUND, INC.


                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION


         Delaware Group Premium Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, at a meeting held on April 17, 1997, adopted resolutions classifying and allocating unallocated and unissued common stock of the Corporation as follows:

Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as the Convertible Securities Series;

Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as the Devon Series;

Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as the Emerging Markets Series;

Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as the Quantum Series;

Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share to a new series of shares designated as the Strategic Income Series.

         SECOND: The shares of each of the Convertible Securities, Devon, Emerging Markets, Quantum and Strategic Income Series shall have the rights and privileges, and shall be subject to the limitations and priorities, set forth in the Articles of Incorporation of the Corporation.

         THIRD: The shares of the Convertible Securities, Devon, Emerging Markets, Quantum and Strategic Income Series have been classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.




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         IN WITNESS WHEREOF, Delaware Group Premium Fund, Inc. has caused these
Articles Supplementary to be signed in its name and on its behalf this 22nd day of April, 1997.


                                        DELAWARE GROUP PREMIUM FUND, INC.



                                        By: /s/ George M. Chamberlain, Jr.
                                            ----------------------------------
                                             George M. Chamberlain, Jr.
                                             Senior Vice President and
                                             Secretary

Attest:


/s/Michael D. Mabry
-----------------------------------
Michael D. Mabry
Assistant Vice President and
Assistant Secretary


         THE UNDERSIGNED, Senior Vice President and Secretary of DELAWARE GROUP PREMIUM FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.


                                        /s/ George M. Chamberlain, Jr.
                                        ----------------------------------------
                                        George M. Chamberlain, Jr.


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